Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-1

(Form type)

Cloudastructure, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	Rule 457 (c)	8,000,000	$4.50	$36,000,000	$0.00015310	$5,511.60
Fees Previously Paid	–	–	–	–	–	–		–
Carry Forward Securities
Carry Forward Securities	–	–	–	–		–			–	–	–	–
	Total Offering Amounts					$36,000,000		$5,511.60
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$5,511.60

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, an indeterminate number of additional securities are registered hereunder that may be issued to prevent dilution in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment. In addition, an indeterminate number of common shares are registered hereunder that may be issued upon conversion of or exchange for any other securities
(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per security and the maximum aggregate offering price are based on the average of the high ($4.66) and low ($4.34) sale price of a common share as reported on The Nasdaq Stock Market LLC on April 16, 2025, which date is within five business days prior to filing this registration statement.